Exhibit 10.7
EXECUTIVE EMPLOYMENT AGREEMENT
This agreement (the “Agreement”) is entered into effective as of May 26, 2011 (the “Effective Date”), by and between IGAL P. ZAMIR (the “Executive”) and MAPCO EXPRESS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:
1.	Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on December 31, 2015 unless terminated earlier as provided for herein.
2.
Employment Services, Duties and Responsibilities. The Company agrees to employ Executive, and Executive accepts employment, as the Company’s President. Executive agrees to perform the services required by, and have the duties and responsibilities designated by, the Company’s Board of Directors (the “Board”) for such position commensurate with his title, as determined by the Board from time to time, and to devote Executive’s best efforts on a full-time basis to such position. The Executive’s services, duties, responsibilities and decisions shall be subject to the control of, review of and change by the Board and such other persons as the Board may designate from time to time, provided such duties, responsibilities and decisions are commensurate with the Executive’s title. Executive’s obligation to provide full-time services to the Company shall not exclude his ability to perform services without direct compensation therefore in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the provisions of this Section.

3.	Compensation.
(a)
Base Compensation / Contract Bonuses. During the Term, Executive’s salary (the “Base Compensation”) shall be no less than the annualized equivalent of $240,000 beginning June 10, 2010, shall be no less than the annualized equivalent of $260,000 beginning January 1, 2012 and shall be payable at the same times and under the same conditions as salaries are paid to the Company’s other employees. In consideration of the terms and conditions of this Agreement, the Company shall also pay Executive a cash contract bonus in the amount of $75,000 (a “Contract Bonus”) within 30 calendar days of the Executive’s execution of this Agreement and upon each of January 1, 2012, January 1, 2013, January 1, 2014 and January 1, 2015. If the Executive terminates his employment with the Company during the Term, he will not be entitled to any subsequent Contract Bonuses and must repay the most recent Contract Bonus paid to him less a prorated amount of such Contract Bonus equal to the period of employment since the date the Contract Bonus was earned.

(b)
Annual Bonus. If the Company’s Board of Directors (or any applicable Committee thereof) awards Annual Bonuses to any officer of the Company during the Term, Executive shall be entitled to an Annual Bonus for such year between a threshold and maximum amount of 25% and 75% of Executive’s Base Compensation rate at the end of the bonus year. The Executive’s Annual Bonus shall be payable between January 1 and March 15 of the year following the bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a discretionary cash bonus, if any, awarded by the Company’s Board of Directors (or any applicable Committee thereof) to employees generally in recognition of employees’ service during the preceding fiscal year.

(c)
Equity-Based Awards. The Company shall recommend to the Board of Directors (or any applicable Committee thereof) of Delek US Holdings, Inc. that Executive be awarded 330,000 stock appreciation rights (“SARs”) and 30,000 restricted stock units (“RSUs”) under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (the “Plan”) upon the terms and conditions applicable to equity awards under the Plan (including, without limitation, vesting conditions) as may be established from time to time by the Delek US Holdings, Inc. Board of Directors (or any applicable Committee thereof). The SARs and RSUs shall be awarded upon the first regularly scheduled quarterly grant date for Delek US Holdings, Inc. equity awards that coincides with or occurs after the Executive’s execution of this Agreement. The vesting dates and base prices for the SARs and RSUs shall be as follows:

Vesting Date	SARs Vesting	SAR Base Price	RSUs Vesting
12/10/2011	110,000	FMV	10,000
6/10/2012	55,000	FMV x 1.1	5,000
6/10/2013	55,000	FMV x 1.2	5,000
6/10/2014	55,000	FMV x 1.3	5,000
6/10/2015	55,000	FMV x 1.4	5,000
“FMV” shall equal the New York Stock Exchange (the “NYSE”) closing price of Delek US Holdings, Inc. Common Stock on the grant date (or the last previous closing price if the grant date occurs on a day when the NYSE is not open for trading).
4.	Fringe Benefits / Reimbursement of Business Expenses.
(a)
General. The Company shall make available, or cause to be made available to Executive, throughout the period of his employment hereunder, such benefits, as may be put into effect from time to time by the Company generally for other executives of the Company. The Company expressly reserves the right to modify such benefits at any time.

(b)
Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Executive, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.

(c)
Other Benefits. During the Term, the Company will (i) pay the reasonable costs of professional preparation of the Executive’s personal income tax return(s); (ii) provide the Executive with a monthly housing stipend of $2,500 (effective June 10, 2010); (iii) pay the cost of reasonable roundtrip airfare for no more than one personal trip to Israel during each calendar year for each of the Executive, the Executive’s spouse and the Executive’s minor children; (iv) provide Executive with the use of a Company-owned automobile including insurance, fuel and maintenance; and (v) pay the Executive a monthly education allowance of $1,000 per child for each of the Executive’s minor children. Perquisites and other personal benefits that are not integrally and directly related to the performance of the Executive’s duties and confer a direct or indirect benefit upon the Executive that has a personal aspect may be disclosed in public filings according to the regulations of the United States Securities and Exchange Commission (the “SEC”). Income, social security and medicare taxes incurred by the Executive on airfare benefits under this Section 4(c) will be grossed up and reimbursed at the Executive’s overall marginal tax rate. The provisions of this Section 4(c) shall survive the Executive’s death or Disability for a period of one year.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 2 of 10

5.
Vacation Time / Sick Leave. Executive shall be entitled to 12 working days of vacation per calendar year as well as an additional 10 working days of vacation per calendar year for personal trips to Israel. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to the Executive upon the termination of employment. Vacation time shall be taken only after providing reasonable notice to the person to whom the Executive reports. Executive will be provided with sick leave according to the Company’s standard policies.

6.
Compliance With Company Policies. Executive shall comply with and abide by all applicable lawful policies and directives of the Company and, as applicable, its sole stockholder, Delek US Holdings, Inc. and any of its or their affiliates (collectively, “Delek”), which policies and directives shall be provided to Executive. These policies and directives may include, without limitation, any applicable Code of Business Conduct & Ethics, Supplemental Insider Trading Policy and Employee Handbook. The Company and/or Delek may, in its or their sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment. In the event of any conflict between the specific terms of this Agreement and specific terms of the applicable Company or Delek employment policies and directives, the terms of this Agreement will be controlling. The Executive acknowledges that Delek is currently subject to the reporting requirements of the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange, and other federal securities laws and regulations applicable to U.S. public companies. The Executive will, as an employee of a Delek subsidiary, and, if he is determined to be an executive officer or Section 16 officer of Delek, in such capacities, be required to comply with certain federal securities laws and regulations as well as certain Delek policies designed to comply with such laws and regulations.

7.
Confidentiality. Executive recognizes that, during the course of his employment, Executive will be exposed to information or ideas of a confidential or proprietary nature which pertain to Company’s and, to a certain extent, Delek’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to Company or Delek in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company and/or Delek. Information will not be considered Confidential Information to the extent that it is generally available to the public. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge, was known to Executive prior to his service to the Company or which enters the public domain other than through breach of this Agreement. Executive may also disclose such information if required by court order or applicable law provided that Executive (a) gives Company reasonable advance written notice to allow Company and/or Delek to seek a protective order or other appropriate remedy (except to the extent that Executive’s compliance with the foregoing would cause Executive to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s employment and for a period of three years thereafter, Executive shall hold Confidential Information in confidence, shall use it only in connection with the performance of duties on behalf of Company, shall restrict its disclosure to those directors, employees or independent contractors of Company or, as appropriate, Delek with a need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than Company or, as appropriate, Delek without Company’s (or, as applicable, Delek’s) prior written consent. Executive shall, upon Company’s request or Executive’s termination of employment, return to Company any and all written documents containing Confidential Information in Executive’s possession, custody or control.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 3 of 10

8.	Restrictive Covenants.
(a)	Non-Competition.
(i)
In consideration of the Confidential Information provided to the Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his employment ends during the Term, then during a six month Non-Compete Period (as defined below), Executive will not, without the prior written consent of Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company’s Business (as defined below) in the Territory (as defined below). It is expressly agreed and understood that this restriction is not intended to and shall not prevent Executive from employment or other engagement by a person or entity that competes with Company’s Business as long as Executive does not personally compete or assist such person or entity in such restricted competition. The terms of this Section 8(a) shall not apply to the ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.

(ii)
For any termination except for a termination by the Company for Cause, the “Non-Compete Period” shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive remains employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 4 of 10

(iii)
For purposes of this Section 8(a), the “Company’s Business” means the businesses conducted by the Company or its subsidiaries at the time of the termination of Executive’s employment over which the Executive has primary responsibility at the time of termination (it being agreed and understood that other aspects of the businesses conducted by the Company or its subsidiaries is not within such definition). The parties acknowledge that, at the time of the execution of this Agreement, the Executive is primarily involved only in the Company’s retail fuel and convenience merchandise business. For purposes of this Section 8(a), the “Territory” shall mean a 50 mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities existing at the commencement of the Non-Compete Period.

(b)
Non-Interference with Commercial Relationships. During Executive’s employment with Company, and for a period of six months thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company or Delek for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Company or Delek. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.

(c)
Non-Interference with Employment Relationships. During Executive’s employment with Company, and for a period of one year thereafter, Executive shall not, without Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company or Delek employee to terminate his/her employment with the Company or Delek; or (ii) interfere with or disrupt the Company’s or Delek’s relationship with any of its employees or independent contractors. The foregoing does not prohibit the Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts the Executive on his or her own initiative without any direct or indirect solicitation by the Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.

(d)
It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company and Delek. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.

9.
Copyright, Inventions, Patents. Company shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of Executive’s employment with Company. Executive hereby assigns to Company all copyright ownership and rights to any work developed by Executive and reduced to practice for or on behalf of Company or which relate to Company’s business during the course of the employment relationship. At Company’s expense and for a period of three years following the termination of Executive’s employment, Executive shall reasonably assist or support the Company to obtain, maintain, and assert its rights in such work including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Company’s intellectual property rights.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 5 of 10

10.	Termination of Employment.
(a)
Termination By Company For Cause. Company may immediately terminate Executive’s employment at any time for Cause. Upon any such termination, the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, including to provide compensation and benefits already earned but unpaid as of the termination date, and reimburse unpaid expenses, and Company will reserve all further rights and remedies available to it at law or in equity.

(b)
Termination At-Will By Company. Subject to the provisions of Section 10(d) below, the Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason provided that, if the termination is other than for Cause, Executive shall be entitled to receive (i) his Base Compensation through the termination date, (ii) the Post-Employment Annual Bonus, if any, (iii) all accrued benefits through the termination date (and to the extent required by law), (iv) the Severance Payment, (v) a sum payable with, and subject to the conditions of, the Severance Payment equal to the cost of continuing health insurance coverage under COBRA for a period of six months following the termination date, (vi) any earned but yet unpaid Contract Bonus and (vii) the continuation of the housing, automobile and education benefits described in Section 4(c) for six months following the termination date. This provision shall not apply if Executive’s employment terminates by reason of death or Disability.

(c)
Termination At-Will By Executive. The Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the Executive terminates this Agreement (and Executive’s employment hereunder) during the Term, the Executive must provide the Company with advance written notice of termination equal to the lesser of six months or the balance of the Term.

(i)	If the Executive terminates his employment during the Term and provides the required advance written notice, the Executive shall be entitled to the Severance Payment upon termination.
(ii)
If the Executive terminates his employment during the Term without providing the required advance written notice, the Executive shall not be entitled to the Severance Payment and shall receive compensation only in the manner stated in subsection (a) of this Section. In addition, the Company shall be entitled to a buy-out payment equal to the Executive’s Base Compensation that would have been earned if the Executive’s employment had continued during the required advance notice period less an amount equal to the amount of any Base Compensation earned by him during the period of advance notice provided, if any. The payments described in this Section 10(c)(ii) shall not represent full liquidated damages for Executive’s breach of the advance notice provisions of this Section 10(c) and the Company reserves all other remedies available at law or in equity for such breach.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 6 of 10

(iii)
If the Executive fails to render services to the Company in a diligent and good faith manner after the delivery of notice of termination during the Term, and continues or repeats such failure after receiving written notice of same, the Company may immediately terminate the Executive’s employment and the Company will be immediately entitled to the buy-out payment described in Section 10(c)(ii) upon such termination.

(d)
Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement or Executive’s employment after the Company receives notice of termination from Executive. However, if the Company receives notice of termination from Executive and then terminates his employment for any reason other than for Cause, Executive’s employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date established by the Company but Executive shall be entitled to such compensation, bonuses, vesting and other benefits as if the termination had been effective on the earlier of (i) the termination date specified in Executive’s notice of termination or (ii) six months following the Executive’s notice of termination.

(e)
Separation Release. Notwithstanding anything to the contrary, but subject to any applicable six-month delay required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if a Severance Payment is otherwise payable to Executive hereunder, payment of such Severance Payment shall be payable in cash to the Executive at the end of the month following the month in which the Executive’s separation from service (within the meaning of Section 409A) occurs, provided, however, that, Executive’s right to receive the Severance Payment shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release within 30 days following the separation from service date and (ii) Executive has continued to comply with this Agreement and any other restrictive covenants to which he is bound. If the Executive fails to timely execute and deliver the Separation Release or if he timely revokes his acceptance of the Separation Release thereafter (if such revocation is permitted), he shall not be entitled to the Severance Payment and shall repay any Severance Payment received.

(f)	Definitions. The following terms shall have the following meanings as used in this Section 10:
(i)
“Cause” means the Executive’s (A) fraud, gross negligence or willful misconduct involving the Company, Delek or their affiliates, (B) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) deliberate and continual refusal to perform his duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Board provided that he has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.

(ii)
“Disability” means the inability of the Executive to perform the customary duties of his employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 7 of 10

(iii)
“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if his employment had continued through the end of the bonus year, prorated for the period of actual employment during the bonus year, and paid upon the payment of the Annual Bonus for all other employees.

(iv)
“Separation Release” shall mean a general release of claims against the Company and its affiliates in a form provided by the Company that pertains to all known and unknown claims related to Executive’s employment and the termination of his employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.

(v)
“Severance Payment” shall mean an amount equal to 50% of the Executive’s Base Compensation as in effect immediately before any notice of termination, payable in a cash lump sum pursuant to subsection (e) of this Section. Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

11.
Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9 and 10 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.

12.
Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that Company may assign this Agreement to Delek or to a parent, affiliate or subsidiary of the Company. Any failure by Company to assign this Agreement to an unaffiliated third party successor upon the Company’s sale or transfer of all or substantially all of its business will be considered the termination of Executive’s employment at-will by the Company without Cause effective upon the earlier of the Company’s notice to him that this Agreement will not be assigned to the successor or the closing of the applicable transaction without an assignment to the successor. Any failure by Executive to consent to the assignment of this Agreement to such unaffiliated third party successor will be considered the termination of his employment at-will effective upon the earlier of his notice to the Company that he will not consent to the assignment of this Agreement or the closing of the applicable transaction without an assignment to the successor.

14.
No Inducement / Agreement Voluntary. Executive represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and (c) his assent is freely given.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 8 of 10

15.
Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.

16.
Prior Agreements / Amendments. This Agreement revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written or oral, including, without limitation, the employment agreement between the parties dated June 10, 2009 and the 409A Addendum between the parties dated May 25, 2010. However, this Agreement does not affect any prior equity awards granted to the Executive. This Agreement represents the entire agreement between the parties in relation to the employment of the Executive by the Company on, and subsequent to, the Effective Date, but shall not nullify or otherwise affect any prior equity awards granted to the Executive. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Company.

17.
Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: General Counsel, to the Executive at his then-existing payroll address, with a copy to Zvi Hahn, Esq. and Steven Eckhaus, Esq., Katten Muchin Rosenman, LLP, 575 Madison Avenue, New York, New York 10021, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery and (b) if by registered or certified mail, on the third postal service day following the date postmarked.

18.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

19.	Section 409A.
(a)
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v).

(b)
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first working day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death.

Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 9 of 10

(c)
In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of his employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: MAPCO EXPRESS, INC.		EXECUTIVE:

/s/ Mark B. Cox		/s/ Igal P. Zamir

By:	Mark B. Cox	IGAL P. ZAMIR
Title:	EVP / CFO	Date: May 26, 2011
Date:	May 26, 2011

/s/ Kent B. Thomas

By:	Kent B. Thomas
Title:	General Counsel
Date:	May 26, 2011
Executive Employment Agreement • Igal Zamir • MAPCO Express, Inc. • May 26, 2011 • Page 10 of 10